November 18, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Lattice
Strategies Trust (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of
Form N-SAR, as part of the Form N-SAR of Lattice
Strategies Trust for the period ended September 30, 2016. We agree with the statements concerning our firm in such Form N-SAR.

Very truly yours,



/s/PricewaterhouseCoopers LLP














Item 77K.
Changes in Registrants Certifying Accountant.


On September 28, 2016, the Board of Trustees of Lattice Strategies Trust (the Trust), upon the recommendation of the Audit Committee, appointed Ernst & Young LLP as the Trusts independent registered public accounting firm.
On August 31, 2016, the Trusts previous independent registered public accounting firm,
PricewaterhouseCoopers LLP (PwC) resigned. The previous report issued by PwC on the Trusts financial statements for the fiscal year ended September 30, 2015 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During the Trusts fiscal year September 30, 2015 and the subsequent interim period through August 31, 2016. (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Trusts financial statements for fiscal year ended September 30, 2015; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation SK under the Securities Exchange Act of 1934, as amended. As indicated above, the Trust has appointed Ernst & Young
LLP as the independent registered public accounting firm to audit the Trusts financial statements for the fiscal year ending September 30, 2016. During the Trusts fiscal year ended September 30, 2015 and the subsequent interim period through August 31, 2016, neither the Trust nor anyone on its behalf has consulted Ernst &
Young LLP on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trusts financial statements and neither a written report was provided to the Registrant or oral advice was provided that Ernst and Young LLP concluded was an important factor or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

Included as an exhibit to this filing is a copy of PwCs letter acknowledging and agreeing with this disclosure.